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                                                                   Exhibit (d)50

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

      AGREEMENT made as of the first day of November, 2000 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO"), and Putnam Investment Management, Inc.("Advisers");

      WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

      WHEREAS, JHLICO and Advisers are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

      WHEREAS, the Trust is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

      WHEREAS, the Trust offers shares in several classes, one of which is designated as the Growth & Income Fund, (together with all other classes established by the Trust, collectively referred to as the "Funds"), each of which pursues its investment objectives through separate investment policies; and

      WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an Investment Management Agreement dated as of April 12, 1988 (the "Investment Management Agreement"), pursuant to which it may contract with one or more sub-managers with respect to the Growth & Income Fund.

      NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.    APPOINTMENT OF SUB-MANAGER

      (k) Subject Fund. Advisers is hereby appointed and Advisers hereby accepts the appointment to act as an investment adviser and manager to the Growth & Income Fund (the "Subject Fund") for the period and on the terms herein set forth, for the compensation herein provided.

      (l) Incumbency Certificates. Advisers shall furnish to JHLICO, immediately upon execution of this Agreement, a certificate of a senior officer of Advisers setting forth (by name and title, and including specimen signatures) those employees of Advisers who are authorized to issue instructions for trades for the Subject Fund pursuant to the provisions of this Agreement. Advisers shall promptly provide supplemental certificates, as needed, to reflect all changes with respect to such employees for any Subject Fund. On behalf of the Trust, JHLICO shall instruct the custodian for the Subject Fund to accept instructions with respect to the Subject Fund from the employees of Advisers so named.

      (m) Independent Contractor. Advisers shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

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      (n)  Advisers' Representations. Advisers represents, warrants and agrees
           (i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true (in any material respect) at any time during the term of this Agreement,
           (iii) that it will promptly notify JHLICO of any material change in the senior management or ownership of Advisers, or of any change in the identity of the personnel who manage the Subject Fund(s), (iv) that it has adopted a code of ethics complying with the requirements of Rule 17j-1 of the Securities and Exchange Commission (the "SEC") under the 1940 Act and has provided true and complete copies of such code to the Trust and to JHLICO, and has adopted procedures designed to prevent violations of such code, and (v) that it has furnished the Trust and JHLICO each with a copy of Advisers' Form ADV, as most recently filed with the SEC, and will promptly furnish copies of each future amendment thereto.

2.  PROVISION OF INVESTMENT MANAGEMENT SERVICES.

      Advisers will provide for the Subject Fund's assets as may be designated to it by JHLICO from time to time (the "Subject Assets") a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund, as set forth in the Subject Fund's current Prospectus and Statement of Additional Information. From time to time, JHLICO or the Trust may provide Advisers in writing (including, without limit, electronic communication) with additional or amended investment policies, guidelines and restrictions. Advisers, as a sub-manager, will manage the investment and reinvestment of the Subject Assets, and perform the functions set forth below, subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Trust, consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Trust's Declaration of Trust, Bylaws, prospectus, statement of additional information (each as in effect from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions, each as delivered to Advisers in writing by JHLICO or the Trust from time to time). In the event that, in addition to Advisers, other investment advisers or sub-managers are appointed by the Trust or JHLICO to render investment advisory services to the Subject Fund, JHLICO and the Trust each acknowledges and agrees that Advisers will not be held responsible for such other investment advisers' or sub-managers' compliance with policies and limitations applicable to the Subject Fund. By its signature below, Advisers acknowledges receipt of a copy of the Trust's Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

      Advisers will, at its own expense:

      (a) advise the Subject Fund in connection with investment policy decisions regarding the Subject Assets and, upon request, furnish the Trust with research, economic and statistical data in connection with investments and investment policies for the Subject Assets;

      (b) submit such reports and information as JHLICO or the Trust's Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Subject Assets (it being understood that Advisers is not responsible for the pricing of the Subject Assets);

      (c) place orders for purchases and sales of portfolio investments for the Subject Assets;

      (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Assets;

      (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust, to the extent not maintained by the custodian, transfer agent or JHLICO;


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      (f) at the close of business each day, provide JHLICO and the custodian with copies of trade tickets, and a daily summary sufficient to verify trade data received by the custodian from third parties for each transaction effected for the Subject Assets;

      (g) as soon as practicable following the end of each calendar month, provide JHLICO with written statements showing all transactions effected for the Subject Assets during the month, a summary listing all investments held in the Subject Assets as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Fund (it being understood that Advisers is not responsible for such accounting services); and

      (h) absent specific instructions to the contrary provided to it by JHLICO and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Assets in accordance with Advisers' proxy voting policy as most recently provided to JHLICO.

      On its own initiative, Advisers will apprise JHLICO and the Trust of important political and economic developments materially affecting the marketplace or the Subject Assets, and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this purpose. Advisers will also make its personnel available in Boston or other reasonable locations as often as quarterly to discuss the Subject Assets and Advisers' management thereof, to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Trust or JHLICO may reasonably request.

      The Trust and JHLICO will provide timely information to Advisers regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Subject Fund. JHLICO will timely provide Advisers with copies of monthly accounting statements for the Subject Fund, and such other information (including, without limitation, reports concerning the classification of portfolio securities for purposes of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for Advisers to perform its responsibilities hereunder.

3.    ALLOCATION OF EXPENSES.

      Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees to assume the expense of:

      (i) brokerage commissions for transactions in the portfolio investments of the Trust and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

      (j)  custodian fees and expenses;

      (k) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and

      (l)  interest payable on the Trust's borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.    SUB-ADVISORY FEES.

      For all of the services rendered with respect to the Subject Assets as herein provided, JHLICO shall pay to Advisers a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets (as defined below) of the Subject Assets, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Assets during any calendar month, the fee with respect to the Subject Assets accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the net assets as of the most recent preceding day for which the Subject Fund's net assets were computed.

5.    PORTFOLIO TRANSACTIONS.

      In connection with the investment and reinvestment of the Subject Assets, Advisers is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Subject Assets and to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Subject Assets. Advisers shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Fund and its shareholders, Advisers shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund or to the Advisers, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. Advisers shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

      Advisers will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of any Fund.

6.    OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

      Except for such records Advisers is required to maintain under the Investment Advisers Act of 1940, as amended, the Trust shall own and control all records maintained hereunder by Advisers on the Trust's behalf and, in the event of termination of this Agreement with respect to the Subject Assets for any reason, all records relating to the Subject Fund owned by the Trust shall be promptly returned to the Trust, free from any claim or retention of rights by Advisers, provided that (subject to the last paragraph of this Section 6) Advisers may retain copies of such records. Advisers also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for audit or inspection by representatives of regulatory authorities or other persons reasonably designated by the Trust. Advisers further agrees to maintain, prepare and preserve such books and records as it is required to as an investment sub-adviser to the Trust in accordance with the 1940 Act and rules thereunder, including but not limited to Rules 31a-1 and 31a-2, and to supply all such information related to the Subject Fund as may be requested by any insurance regulatory authorities in connection with such insurance authorities' administration of insurance laws and regulations. Advisers shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding investments made on behalf of the Subject Assets which is reasonably required by them and reasonably available to Advisers.

      Advisers shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is expressly requested by applicable federal or state regulatory authorities. Advisers shall provide reasonable notice to the Trust of any such disclosure to applicable federal or state regulatory officials in connection with any audit of the Subject Fund or the Trust, and in any event, Advisers shall provide reasonable notice to the Trust of any threatened, pending or final regulatory enforcement or other disciplinary action involving Advisers.

7.    LIABILITY; STANDARD OF CARE.

      Advisers shall be liable to JHLICO, the Trust or the Trust's shareholders for losses resulting from any willful misfeasance, bad faith or negligence in the performance of Advisers' duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. No provision hereof shall be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance his duties or the reckless disregard of his obligations and duties. Adviser shall employ only qualified personnel to manage the Subject Assets; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust's Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Subject Assets (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of Fund securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Trust; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Advisers shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

8.    DURATION AND TERMINATION OF THIS AGREEMENT.

      (i) Duration. This Agreement shall become effective with respect to the Subject Fund on the date hereof and, unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect thereafter so long as such continuance is approved at least annually (a) by either the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of such Fund, and (b) in either event by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

      (j) Any approval of this Agreement by the holders of a majority of the outstanding shares of the Subject Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

      (k) Termination. This Agreement may be terminated at any time, without payment of any penalty, by the Trust pursuant to a vote of the trustees of the Trust or a vote of a majority of the outstanding shares of the Subject Fund, which termination shall be effective immediately upon delivery of notice thereof to Advisers and JHLICO. This Agreement may be terminated by Advisers on at least ninety days' prior written notice to the Trust and JHLICO, and may be terminated by JHLICO on at least ninety days' prior written notice to the Trust and Advisers.

      (l) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

9.    SERVICES NOT EXCLUSIVE; USE OF ADVISERS' NAME AND LOGO.

      (e) The services of Advisers to the Trust are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of Advisers and of its subsidiaries and affiliates may continue to engage in providing Fund management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

      (f) During the term of this Agreement, JHLICO and the Trust shall have the non-exclusive and non-transferable right to use Advisers' name and logo in all materials relating to the Subject Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public. However, prior to distribution of any materials which refer to Advisers or use its logo, JHLICO shall consult with Advisers and shall furnish to Advisers a copy of such materials. Advisers agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not distribute such materials if Advisers reasonably objects in writing, within ten (10) days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are used.

10.   AVOIDANCE OF INCONSISTENT POSITION.

      In connection with the purchase and sale of portfolio securities of the Subject Assets, Advisers and its directors, officers and employees will not act as principal or agent or receive any commission. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Assets with those for other registered investment companies managed by Advisers or its affiliates, if orders are allocated in a manner deemed equitable by Advisers among the accounts and at a price approximately averaged.

11.   AMENDMENT.

      No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of the Subject Fund, and (b) by vote of a majority of those trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.   LIMITATION OF LIABILITY.

      It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Trust personally, but only bind the trust property of the Trust, as provided in the Trust's Declaration of Trust.

13.  NOTICES

     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

      ADVISERS        Putnam Investment Management, Inc.
                      One Post Office Square
                      Boston, Mass 02109
                      Fax #:  617-292-1625

      JHLICO:         John Hancock Life Insurance Company
                      200 Clarendon Street
                      P.O. Box 111
                      Boston, MA  02117
                      Attention:  Raymond F. Skiba
                      Fax #:  617-572-4953

      TRUST:          John Hancock Variable Series Trust I
                      200 Clarendon Street
                      P.O. Box 111
                      Boston, MA  02117
                      Attention:  Raymond F. Skiba
                      Fax #:  617-572-4953

14.   GOVERNING LAW.

      This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

15.   ASSIGNMENT.

      This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                                    JOHN HANCOCK VARIABLE SERIES
                                                TRUST I


/s/ Arnold R. Bergman                      By: /s/Michele G. Van Leer
    -----------------                          ----------------------
Arnold R. Bergman                          Michele G. Van Leer
Counsel                                    Title: Chairman


ATTEST:                                    JOHN HANCOCK LIFE INSURANCE COMPANY


/s/ Antoniette Ricci                       By: /s/ Robert R. Reitano
    ------------------------                   ---------------------
Antoniette Ricci                           Robert R. Reitano
Assistant Secretary                        Title: Senior Vice President & Chief
                                           Investment Strategist



ATTEST:                                    PUTNAM INVESTMENT MANAGEMENT, INC.


/s/ Cathleen M. Young                      /s/ John R. Verani
    ---------------------                      --------------
Cathleen M. Young                           John R. Verani
                                            Title: Senior Vice President


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                                  SCHEDULE I

                                     FEES

Current Net Assets Under Management            Sub-Advisory Fee
-----------------------------------            ----------------

On the first $150,000,000 of Subject Assets    50 basis points (0.50%) per annum

On the next $150,000,000 of Subject Assets     45 basis points (0.45%) per annum

On Subject Assets over $300,000                35 basis points (0.35%) per annum